Equity Swap Agreement

Party A: Beijing N-S Digital TV Co., Ltd.

Address: 4/F, Building B, Jingmeng High-tech Tower, No. 5, Shangdi East Road, Haidian District, Beijing, People’s Republich of China, 100085

Legal Representative: Zhu Jianhua

Party B: AirMedia Group Co., Ltd.

Address: 15/F, Sky Plaza, No.46 of Dongzhimenwai Street, Dongcheng District, Beijing 100027, China

Legal Representative: Guo Man

Whereas, Party A and Party B entered into a Cooperation Framework Agreement in June 2011, and then in December 2011,both parties signed a Supplementary Agreement attached the aforesaid Cooperation Framework Agreement. In accordance with the Cooperation Framework Agreement and its Supplementary Agreement, (hereinafter referred as “Original Agreement”) Party A and Party B jointly established Beijing Xinghe Union Film & TV Co., Ltd. (hereinafter referred as “Beijing Xinghe”) and Beijing Shibo Movie Technology Co., Ltd. ((hereinafter referred as “Beijing Shibo”). Party A holds 50% equity interest in both of the aforementioned companies respectively; Party B also holds 50% equity interest in both of the aforementioned companies respectively.

Through the negotiation on equal footing, on the subjects of equity swap between Party A and Party B and the terminations of the Original Agreement, both parties agree as follows:

I.	Equity Swap
1.	Party A transfers its 50% equity interest of Xinghe Union to Party B or a company designated by Party B; Party B transfers its 50% equity interest of Beijing Shibo to Party A or a company designated by Party A.
2.	Both parties agree: the transfer of equity interest of both Beijing Xinghe and Beijing Shibo will be completed through equity swap, regardless of the values of the net asset and equity interest of the two companies swapped. The tax (such as Business Tax or Income Tax) and other expenses, if any, incurred by the aforesaid transactions are burdened to the receiving parties respectively.
3.	Both parties agree to complete the deliveries of aforesaid equity interest before September 30th, 2013. To ensure the swap and delivery of shares before the aforesaid deadline, both parties shall provide Share Purchase Agreement, Board (or Shareholder) Resolutions affixed with signatures and seals in accordance with State Administration of Industry and Commerce (hereinafter referred as SAIC) requirements.
II.	Rights and Obligations of the Parties
1.	Both parties shall cooperate actively and provide documentation SAIC required to assist its counterpart.

2.	Both parties warrant that other than this agreement, there is no any other agreement or any other form of statement that contains sale or transfer of equity interest of the aforesaid companies; Both parties warrant that there is no undisclosed collateral, guarantees, or other options on the equity interest under this Agreement that will lead to the failure of share transfer; Both parties warrant that there is no lawsuit or other form of disputes involving the aforesaid companies; Either party which makes false warranty will be held liable to the damage, loss and any other consequence incurred.
3.	Both parties recognize the assets, operating status and financial statement data of the two companies. During the time period from the effective date of this agreement to the delivery date of the shares, other than continuous operating cost, both parties shall not inflate expenses nor conceal revenues. Either Party which conducts the above mentioned activities will be held liable to the damage, loss and any other consequence incurred.
4.	Party A warranty that the documentation of Beijing Shibo provided to Party B will be complete and there will be no undisclosed debt, lawsuit or any other matter which might result in substantial change of Beijing Shibo’ asset; Party B warranty that the documentation of Beijing Xinghe provided to Party A will be complete and there will be no undisclosed debt, lawsuit or any other matter which might result in substantial change of Beijing Xinghe’s asset; Party which provides incomplete documentation will be held liable to the damage, loss and any other consequence incurred.
III.	Termination of Original Agreement
1.	Both parties agree to terminate the Original Agreement , and set the September 1, 2013 as the termination date. After the termination, the equity swap will proceed accordingly.
2.	For the purpose of subsequent affair arrangements and future collaboration, Party A entrust its affiliate “Beijing AirMedia Film and TV culture Co., Ltd.” to negotiate and enter into new agreement with Party B’s affiliate Beijing Shibo regards to the continuation of existing business, subsequent affair arrangements and new model of cooperation. The new agreement once entered will contain clauses which stipulate the termination of the Original Agreement and subsequent affair arrangements after; such clauses are binding on Party A and Party B.
3.	Both parties agree that the termination of the Original Agreement is not a Breach of Contract, and there is no dispute of any form.

IV.	Confidentiality

Each party shall treat the existence and contents of this agreement as confidential, shall not disclose such information in any way unless is required to be disclosed in accordance with applicable laws, regulations or government orders.

V.	Breach of Contract

Both parties shall conduct themselves strictly in accordance with this agreement once entered; Party which fails to perform its responsibility will be held liable to the damage, loss and any other consequence incurred.

VI.	Amendment and Termination

Any amendment shall be done through negotiation and in writing; no amendment is valid unless both parties reach a mutual understanding or otherwise the agreement shall continue to be in full force and effect.

VII.	Dispute Settlement

Any dispute relating to this Agreement shall be resolved through consultation; and in case the negotiation fails, either party shall be entitled to submit the dispute to Beijing Arbitration Commission for arbitration.

VIII.	Miscellaneous
1.	This agreement may be supplemented only by mutual consent in writing between both parties. The supplement and this agreement are equally valid.
2.	In case of the content of the documentation provided by both parties to the SAIC for the purpose of registration differs from this agreement, this agreement shall prevail.
3.	This agreement is effective once signed and sealed by authorized representatives of both parties.
4.	This agreement is signed and sealed in 2 originals, with each copy equally binding, and parties shall each keep 1 original.

PARTY A :

Authorized Representative:

Date:

PARTY B :

Authorized Representative:

Date: